EXHIBIT 6.2

ADDENDUM TO REGULATION A+ OFFERING

ENGAGEMENT AGREEMENT DATED APRIL 3, 2020 BETWEEN

WORLD TREE USA, LLC AND VANDERBILT FINANCIAL GROUP

The parties agree as follows:

1.

The $15,000 advance set forth in § 7(c) of the Engagement Agreement paid by the Company to VFG has been paid by VFG to its legal counsel in connection with the offering and as such constitutes underwriting compensation. The fee is subject to FINRA Rule 5110(f)(2), and to the extent not expended, the fee shall be reimbursed by VFG.

2.

Pursuant to § 7(g) of the Engagement Agreement, any Series A Units issued as incentive compensation will be issued at the final closing of the offering and be subject to a 180-day lock-up provision in accordance with FINRA Rule 5110(g)(1) and FINRA Rule 5110(g)(2). Each recipient shall be required to sign a lock-up agreement in the form as attached an as exhibit to the Offering Circular. In the event that VFG transfers any such Series A Units or instructs the Company to transfer such Series A Units to any selected dealer or any of their officers or partners, said Units shall bear a restrictive legend reflecting the 180-day lock-up as stated above.

AGREED AND ACCEPTED AS OF THE ABOVE-STATED DATE VANDERBILT FINANCIAL GROUP

By:	/s/ Stephen A. Distante
Stephen A. Distante
Chairman

WORLD TREE USA, LLC

By:	/s/ Deborah Cullen
Deborah Cullen
CFO